Exhibit 99.1

          Iowa Telecom Reports Results for Quarter Ended June 30, 2006


    NEWTON, Iowa--(BUSINESS WIRE)--Aug. 3, 2006--Iowa
Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the quarter ended June 30, 2006. Quarterly highlights for the Company include:

    --  Operating revenues were $57.2 million.
    --  Operating income was $20.9 million.
    --  Net income was $10.5 million or $0.33 per diluted share.
    --  Adjusted EBITDA (as defined herein) was $32.2 million.

    "We're very pleased with our results for the quarter, which were consistent with our expectations and which reflect the relatively stable nature of our rural telecommunications business," said Alan L. Wells, Iowa Telecom chairman and chief executive officer. "We continue to be pleased with the success of our DSL product, as well as with our bundled product offerings. The increase in our average monthly revenue per access line, which grew to $74.37 during the second quarter from $72.76 a year ago, was largely the result of our success with these offerings. As we expected, our total access line decline was slightly higher during the quarter as the direct result of two unique factors. First, we completed a 600-line exchange sale during the period, which resulted in a reduction in our reported lines for the quarter. Also negatively impacting our access lines was the one-time effect of the elimination of the "touch play" gambling devices throughout the state of Iowa. In May, the Iowa Legislature implemented a ban on 'touch play' machines throughout Iowa. These devices typically required an access line, as well as DSL service to transmit data. As a result of the legislation, during the quarter we experienced a one-time loss of approximately 500 access lines, as well as approximately 500 DSL subscribers. However, despite this one-time loss, our DSL subscribers increased by 2,700 during the quarter.
    "Our Adjusted EBITDA for the second quarter was comparable to the prior quarter's level. As a result of our tax position, the second quarter of 2006 was the first period we were required to record book income tax expense. After reflecting a $2.8 million provision for income tax expense, net income was $1.5 million lower than the previous quarter. However, this recorded tax expense did not impact our cash flow. Our actual cash taxes paid through the first six months of 2006 was only $172,000, reflecting the continued utilization of our net operating loss carry forwards and continued tax amortization," Wells added. "Our year-to-date capital expenditures through the second quarter were $13.4 million, and we continue to anticipate our 2006 capital expenditures will be between $28 million and $30 million. Interest expense for the second quarter, excluding amortization of debt issuance costs, was $7.6 million, consistent with our guidance of between $30 million and $32 million for 2006. Our balance sheet remains strong as we continued to use our excess cash flow to reduce debt. During the quarter, we reduced our net debt by $13.5 million.
    "Subsequent to the quarter end, we closed three previously announced transactions which we believe are very consistent with our goal of generating strong future cash flows," Wells noted. "Our acquisition of Montezuma Mutual Telephone Company for $11.8 million, which included $1.3 million in cash and working capital, adds approximately 2,100 telephone access lines, approximately 1,350 cable television subscribers and more than 950 data customers in markets adjacent to our existing incumbent service area. We also completed a long-standing sale of four exchanges consisting of approximately 2,000 access lines and approximately 300 DSL subscribers for $8.4 million to Partner Communications, our competitor in these markets.
    "Lastly, earlier this week we acquired all the outstanding stock of Baker Communications, Inc. for $8.25 million in cash," concluded Wells. "Baker Communications, headquartered in Des Moines, is a leader in the sales and support of communications services and data networking to companies across Iowa and Nebraska. This acquisition is aligned with our company's goal of providing reliable voice and data solutions to our customers. We will also further expand our customer base since Baker Communications' clients are generally located in communities in which we currently have little presence, and we believe we will have opportunities to leverage our extensive voice and data networks for the benefit of these customers. Most importantly the acquisition of Baker Communications, as well as the Montezuma acquisition, clearly meets our criteria for acquisitions to be accretive to cash flow on a per share basis."

    FINANCIAL DISCUSSION FOR 2ND QUARTER 2006:

    -- Operating Revenues were $57.2 million in the second quarter compared to $58.0 million in the second quarter of 2005. Network access services revenues decreased $1.7 million for the second quarter but were offset by a $916,000 increase in other services and sales revenues primarily due to growth in DSL revenues. DSL Internet access service revenues increased $1.4 million, or 53.4%, due primarily to customer growth. A $416,000 increase in local service revenues due to the growth in bundled product offerings and price increases also offset the network access services decrease.

    -- Operating Costs and Expenses decreased $813,000, or 2.2%, in the second quarter of 2006 as compared to the second quarter of 2005. Selling, general and administrative costs decreased $296,000, or 3.4%, for the second quarter. The second quarter of 2005 included a $2.0 million one-time favorable impact resulting from past disputes with other carriers. The second quarter of 2006 included a $1.3 million gain on the sale of three exchanges during the quarter, and also included a pension settlement charge of approximately $81,000 for distributions related to amendments to the pension plan made during the second quarter of 2005. Non-cash equity based compensation increased by $236,000 for the quarter. Depreciation and amortization decreased $457,000, or 3.7%, during the second quarter compared to 2005.

    -- Operating Income was $20.9 million in the second quarter of 2006 as compared to $21.0 million in the same period in 2005.

    -- Interest Expense for the second quarter increased $78,000 to $7.8 million compared to $7.7 million in the same period in 2005. Higher interest rates on the Company's variable rate debt and an increase in the rate on the interest rate swap agreement, resulting from the extension of the term in August 2005, were partially offset by a lower average balance on the Company's revolving credit facility.

    -- Earnings Before Income Taxes for the second quarter was $13.3 million compared to $13.3 million in the second quarter of 2005.

    -- Income Tax Expense for the second quarter was $2.8 million compared to zero in the second quarter of 2005. Current income tax expense on earnings for the second quarter was $5.3 million, however, the Company reversed the remaining valuation allowance on its deferred tax assets, which reduced income tax expense for the period by $2.5 million. The Company estimates that future book income tax expense will be recorded at an effective tax rate of approximately 41% in future periods. The recorded book tax expense did not impact the cash taxes paid during the quarter. The Company paid actual cash income taxes during the quarter of $172,000, reflecting the continued utilization of net operating loss carry forwards and continued tax amortization. At the end of the quarter, the Company had a net operating loss carry forward balance of approximately $192 million.

    -- Income Available For Common Stockholders was $10.5 million for the quarter compared to net income of $13.3 million in the second quarter of 2005.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $32.2 million for the second quarter of 2006 as compared with $33.8 million in the same period in 2005.

    -- Total Access Lines decreased by 10,600, or 4.0%, for the second quarter of 2006 as compared to the second quarter in 2005. Total access lines decreased by 2,900 during the second quarter of 2006 from the first quarter in 2006, as ILEC access lines declined by 3,600 lines and CLEC lines increased by 700 lines. Approximately 600 of the decline in access lines during the second quarter were the result of exchange sales that closed during the period, and approximately 500 were the result of legislation which eliminated "touch play" gambling devices throughout the state of Iowa.


                Second Quarter 2006 Financial Summary
                             (Unaudited)
          (dollars in thousands, except per share amounts)

                       2nd Quarter  2nd Quarter           Change
                          2006         2005          ----------------
                                                      Amount  Percent
---------------------------------------------------------------------
Revenue                   $ 57,172    $ 58,037    $    (865)    -1.5%
Operating Income          $ 20,922    $ 20,974    $    (52 )    -0.2%
Interest Expense          $  7,784    $  7,706    $     78       1.0%
Earnings Before
 Income Taxes             $ 13,253    $ 13,334    $    (81 )    -0.6%
Income Available for
 Common                   $ 10,496    $ 13,334    $ (2,838 )   -21.3%

Basic Earnings Per
 Share                    $   0.34    $   0.43    $  (0.09 )   -20.9%
Diluted Earnings Per
 Share                    $   0.33    $   0.42    $  (0.09 )   -21.4%

Adjusted EBITDA (1)       $ 32,224    $ 33,780    $ (1,556 )    -4.6%
Capital Expenditures
 and Acquisitions         $  8,261    $  8,038    $    223       2.8%


(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Key Operating Statistics       2nd Quarter     2nd Quarter
                                  2006            2005      % Change
---------------------------------------------------------------------

Telephone Access Lines
     ILEC Lines (1)              232,800         246,200        -5.4%
     CLEC Lines (2)               22,000          19,200        14.6%
                            ------------- --------------- -----------
Total Telephone Access
 Lines                           254,800         265,400        -4.0%

Long Distance Subscribers        145,000         141,200         2.7%
Dial-up Internet
 Subscribers                      37,400          47,200       -20.8%
DSL Subscribers                   38,600          22,600        70.8%
Average Monthly Revenue Per
  Access Line (3)            $     74.37  $        72.76         2.2%


                                2nd Quarter     1st Quarter
                                    2006           2006      % Change
                            -----------------------------------------
Telephone Access Lines
     ILEC Lines (1)              232,800         236,400        -1.5%
     CLEC Lines (2)               22,000          21,300         3.3%
                            ------------- --------------- -----------
Total Telephone Access
 Lines                           254,800         257,700        -1.1%

Long Distance Subscribers        145,000         144,600         0.3%
Dial-up Internet Subscribers      37,400          39,600        -5.6%
DSL Subscribers                   38,600          35,900         7.5%
Average Monthly Revenue Per
  Access Line (3)            $     74.37  $        74.15         0.3%

(1) Includes lines subscribed by our incumbent local exchange carrier customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our competitive local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,200 wholesale lines subscribed at June 30, 2006; 3,200 wholesale lines subscribed at March 31, 2006; and 4,100 wholesale lines subscribed at June 30, 2005. During the second quarter of 2006, the company completed the sale of three exchanges resulting in the decline of 600 ILEC lines.
(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.
(3) Average monthly revenue per access line is computed by dividing the total revenue for the period by the average of the access lines at the beginning and at the end of the period.


    Investor Call

    As previously announced, Iowa Telecom's management will hold a conference call to discuss the second quarter results on Thursday, August 3, 2006 at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (913) 981-5520 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on August 3, 2006 and will continue through August 10, 2006 by dialing (719) 457-0820 and entering Confirmation Code 4052919.
    The live broadcast of Iowa Telecom's quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on August 3, 2006, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

    Forward-Looking Statements

    The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom's Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

    About Iowa Telecom

    Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 435 communities and employs over 600 people throughout the State of Iowa. The company's headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select "Investor Relations." The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.


        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                            Balance Sheets
                              (Unaudited)
           (dollars in thousands, except per share amounts)


                                         As of            As of
                                     June 30, 2006  December 31, 2005
                                  ---------------- ------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents       $         5,519        $    26,782
  Accounts receivable, net                 17,423             18,121
  Inventory                                 3,638              2,722
  Prepayments and other assets              2,708              2,402
                                  ---------------- ------------------
     Total Current Assets                  29,288             50,027
                                  ---------------- ------------------
PROPERTY, PLANT AND EQUIPMENT
  Property, Plant and Equipment           509,266            504,662
  Accumulated depreciation               (204,493)          (189,163)
                                  ---------------- ------------------
     Net Property Plant and
      Equipment                           304,773            315,499
                                  ---------------- ------------------

GOODWILL                                  458,034            460,113
INTANGIBLE AND OTHER ASSETS, net           33,684             23,993
INVESTMENT IN AND RECEIVABLE FROM
  THE RURAL TELEPHONE FINANCE
  COOPERATIVE                              13,422             14,890
                                  ---------------- ------------------
Total Assets                      $       839,201        $   864,522
                                  ================ ==================

LIABILITIES AND STOCKHOLDERS'
 EQUITY

CURRENT LIABILITIES
  Revolving credit facility       $         3,000        $    40,000
  Accounts payable                          8,618             10,416
  Advanced billings and customer
   deposits                                 6,998              6,042
  Accrued and other current
   liabilities                             28,899             29,842
                                  ---------------- ------------------
     Total Current Liabilities             47,515             86,300
                                  ---------------- ------------------

LONG-TERM DEBT                            477,778            477,778
DEFERRED TAX LIABILITIES                    9,182                  -
OTHER LONG-TERM LIABILITIES                20,805             19,913
                                  ---------------- ------------------
     Total long-term liabilities          507,765            497,691
                                  ---------------- ------------------

 TOTAL LIABILITIES                        555,280            583,991
                                  ---------------- ------------------

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value,
   100,000,000 shares authorized,
   31,177,356 and 31,065,963
   shares issued and outstanding              312                311
  Additional paid-in-capital              319,705            317,877
  Retained deficit                        (45,823)           (42,874)
  Accumulated other comprehensive
   income                                   9,727              5,217
                                  ---------------- ------------------

     Total Stockholders' Equity           283,921            280,531
                                  ---------------- ------------------

Total Liabilities and
 Stockholders' Equity             $       839,201        $   864,522
                                  ================ ==================


        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                           Income Statements
                              (Unaudited)
               (in thousands, except per share amounts)


                          Three Months Ended        Six Months Ended
                               June 30,                June 30,
                        ----------------------- ---------------------
                               2006       2005       2006       2005
                        ------------ ---------- ---------- ----------

REVENUE AND SALES
  Local services           $ 19,437  $  19,021  $  38,492  $  37,828
  Network access
   services                  23,671     25,365     48,419     50,867
  Toll services               5,483      5,986     11,002     11,975
  Other services and
   sales                      8,581      7,665     16,698     14,868
                        ------------ ---------- ---------- ----------
     Total revenues and
      sales                  57,172     58,037    114,611    115,538

OPERATING EXPENSES
  Cost of services and
   sales (exclusive
   of items shown
   separately below)         15,849     15,909     31,397     31,442
  Selling, general and
   administrative             8,512      8,808     19,033     18,926
  Depreciation and
   amortization              11,889     12,346     23,568     24,689
                        ------------ ---------- ---------- ----------
     Total operating
      costs and expenses     36,250     37,063     73,998     75,057

OPERATING INCOME             20,922     20,974     40,613     40,481

OTHER INCOME (EXPENSE)
  Interest and dividend
   income                       167        133        368        292
  Interest expense           (7,784)    (7,706)   (15,608)   (15,449)
  Other, net                    (52)       (67)      (102)      (146)
                        ------------ ---------- ---------- ----------
     Total other
      expense, net           (7,669)    (7,640)   (15,342)   (15,303)

EARNINGS BEFORE INCOME
 TAXES                       13,253     13,334     25,271     25,178

INCOME TAX EXPENSE            2,757          -      2,757          -
                        ------------ ---------- ---------- ----------

INCOME AVAILABLE FOR
  COMMON STOCKHOLDERS      $ 10,496  $  13,334  $  22,514  $  25,178
                        ============ ========== ========== ==========


COMPUTATION OF EARNINGS
  PER SHARE
     Basic - Earnings
      Per Share            $   0.34  $    0.43  $    0.72  $    0.82
     Basic - Weighted
      average number of
       shares outstanding    31,168     30,879     31,127     30,872

     Diluted - Earnings
      Per Share            $   0.33  $    0.42  $    0.70  $    0.80
     Diluted - Weighted
      average number of
        shares outstanding   32,063     31,598     32,007     31,596


        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                       Statements of Cash Flows
                              (Unaudited)
                            (in thousands)

                       Three Months Ended            Six Months Ended
                             June 30,                    June  30,
                      ------------------------    ------------------
                          2006        2005          2006        2005
                         -------     -------      -------     -------
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net income            $   10,496  $   13,334  $   22,514  $   25,178
Adjustments to
 reconcile net income
 to net cash provided
 by operating activities:
     Depreciation         11,325      11,751      22,425      23,501
     Amortization of
      intangible assets      564         595       1,143       1,188
     Gain from sale
      of exchanges        (1,318 )         -      (1,292)          -
     Deferred income
      taxes                2,413           -       2,413           -
     Non-cash stock- based
      compensation expense   597         361       1,165         715
     Changes in operating
      assets and liabilities:
       Receivables         1,433      (2,384)        698      (1,119)
       Inventory            (364)       (544)       (916)     (1,144)
       Accounts payable      243      (2,119)     (1,798)     (5,215)
       Other assets
        and
        liabilities        3,956       5,149       2,558       2,810
                        --------     -------     -------     -------
Net cash provided by
 operating activities     29,345      26,143      48,910      45,914

CASH FLOWS FROM
 INVESTING ACTIVITIES
Capital expenditures      (8,261)     (8,038)    (13,373)    (13,668)
Business acquisitions          -         (85)          -         (85)
Proceeds from sale of
 exchanges                 4,825           -       4,920           -
                        --------     -------     -------     -------
Net cash used in
 investing activities     (3,436)     (8,123)     (8,453)    (13,753)

CASH FLOWS FROM
 FINANCING ACTIVITIES
Net change in
 revolving credit
 facility                (13,000)     (6,500)    (37,000)    (14,007)
Proceeds from
 exercise of employee
 stock options              307         384         664         384
Dividends paid           (12,704)    (12,500)    (25,384)    (17,901)
                        --------     -------     -------     -------
Net cash used in
 financing activities    (25,397)    (18,616)    (61,720)    (31,524)
                        --------     -------     -------     -------

Net (Decrease)Increase
 in Cash and Cash
  Equivalents                512        (596)    (21,263)        637
                        --------     -------     -------     -------
Cash and Cash Equivalents
 at Beginning of Period    5,007       4,107      26,782       2,874
                        --------     -------     -------     -------

Cash and Cash
 Equivalents at End
  of Period           $  5,519 $       3,511  $    5,519  $    3,511
                        ========     =======     =======     =======


        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
         EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
                              (Unaudited)
                            (in thousands)

                              Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                             -------------------   ----------------
                                 2006      2005     2006      2005
                             ---------- -------- -------- -----------

ADJUSTED EBITDA:
Net Income                    $ 10,496  $13,334  $22,514  $   25,178
Income Tax Expense               2,757        -    2,757           -
Interest Expense                 7,784    7,706   15,608      15,449
Depreciation and Amortization   11,889   12,346   23,568      24,689
Unrealized losses on financial
 derivatives                        52       67      102         146
Non-cash stock-based
 compensation expense (1)          597      361    1,165         715
Extraordinary or unusual
 (gains) losses                      -        -        -           -
Non-cash portion of RTFC
 Capital Allocation (2)            (33)     (34)     (66)        (67)
Other non-cash losses (gains)        -        -        -           -
Loss (gain) on disposal of
 assets not in ordinary course  (1,318)       -   (1,292)          -
Transaction costs                    -        -        -           -
                             ---------- -------- -------- -----------
ADJUSTED EBITDA               $ 32,224  $33,780  $64,356  $   66,110
                             ========== ======== ======== ===========

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.
(2) Included in Interest and Dividend Income on the Consolidated
    Statements of Operations.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events);
(h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.


    CONTACT: Corporate Communications, Inc.
             Investor Relations Contacts:
             Kevin Inda, 407-566-1180
             Kevin.Inda@cci-ir.com
             or
             Craig Knock, 641-787-2089
             or
             Media Contact:
             Julie White, 641-787-2040
             Julie.White@iowatelecom.com